Final Transcript

Conference Call Transcript HH - Q1 2008 Hooper Holmes Earnings Conference Call Event Date/Time: May. 09. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

 Theresa Kelleher
 Financial Dynamics - IR

 Roy Bubbs
 Hooper Holmes - President, CEO

 Mike Shea
 Hooper Holmes - SVP, CFO

CONFERENCE CALL PARTICIPANTS

 Walter Schenker
 Titan Capital Management, LLC - Analyst

 Mitra Ramgopal
 Sidoti & Company - Analyst

 Bradford Evans
 Heartland Advisors Inc. - Analyst

 PRESENTATION

Operator

 Good morning and thank you for standing by. At this time all participants are in a listen-only mode. After the presentation we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS) Today's conference is being recorded. If you have any objections you may disconnect at this time. And now I would like to introduce Miss Theresa Kelleher. Miss Kelleher, you may begin.

 Theresa Kelleher - Financial Dynamics - IR

 Thank you. Good morning everyone and welcome to the Hooper Holmes first quarter 2008 conference call. If anyone has not received a copy of the release issued this morning please call FD at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I would like to remind you to the extent the Company's statements or comments represent forward-looking statements. I refer you to the risk factors and other cautionary factors in this morning press release as well as the Company's most recent SEC filings.

In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be re-recorded or rebroadcast without the Company's express permission. As you know, your participation implies consent to our taping. Once management has concluded their formal remarks we will open the call for questions.

With us today from management are Roy Bubbs, President and Chief Executive Officer; and Michael Shea, Chief Financial Officer. Roy, please go ahead.

 Roy Bubbs - Hooper Holmes - President, CEO

Thank you, Theresa, and good morning everyone. I'm pleased to be speaking with you today about our first quarter financial results. I will also discuss the progress we've made on some of the initiatives we discussed on our last call just a few weeks ago.

There are two major headlines I would like to highlight in terms of our results which we are announcing this morning. First, compared to the prior year revenues were down 5% but with much better gross margin and significantly reduced SG&A. Second we have a healthy balance sheet with more than $5 million in cash on hand and no borrowing against our credit line. We have improved Hooper Holmes' bottom-line and we are continuing to shrink our losses. However, we're not out of the woods yet.

Portamedic exam units are down 11% compared to the same quarter of 2007. But part of the decline reflects revenue loss we inflicted on ourselves by closing 36 offices last year, offices that contributed over 14% of our units in the first quarter of 2007. Those closings have eliminated geographical overlap and helped reduce costs but they are also undoubtedly hurting us on the top line.

I would like to point out we have no plans to close any more offices. And in fact we're looking at ways to increase our territorial coverage without hurting our bottom-line.

As I mentioned last time our goal is to increase profitable revenue. That is one reason why we're focused on sales and I will come back to that in a moment. Our Health & Wellness this business generated almost $2 million of revenue in the first quarter, slightly above expectations. We're very pleased with the progress and I can share some of the facts with you.

Since we began this business in January '07 we have conducted about 140,000 health screens in more than 1200 towns covering all 50 states as well as Puerto Rico and Canada. We have now over 1000 trained certified examiners. Our Health & Wellness business continues to meet our expectations.

Heritage Lab delivered flat performance year-over-year in line with our expectations. The reason for this is that the Lab's performance parallels Portamedic. And several new customers also decided to come on board in the second quarter versus the first. At the same time, SG&A at the Lab was significantly below budget.

We recently announced the appointment of a new Medical Director and a new Vice President of sales for the lab. We believe these two executive appointments which have been filled by experienced industry leaders will help us deliver an even greater competitive advantage to our customers.

Heritage Lab is also launching a new home testing product under the [appraised] brand. Our first product is a hemoglobin A1 test which helps diabetics measure the effectiveness of their treatment plan every two to three months. While this will not contribute significantly in new revenues in '08, we're excited that Wal-Mart has taken our product line into their stores which will appear under their own brand name. And in fact, it should be reaching their shelves very soon.

The new product takes advantage of Heritage Lab's unique position as a license manufacturer of collection kits and medical devices. We think this is there is more that we can do in this home testing marketplace.

For the quarter, Underwriting Solutions was down 23% year-over-year reflecting reduced revenues from several customers we've mentioned in the past. We think this business has new opportunities in the life settlement and in a new APS summary product. The last time we spoke I described three major initiatives.

The first was sales and sales management. We continue to make progress in this area as we focus our field sales team on winning new prospects and new locally ordered business. This work has been underway for about 45 days and while it is too early to report results, I can tell you that our people's responses and enthusiasm we have met has really met our expectations. We also have now filled all of our open sales positions.

The second initiative we were discussing during our last call was no app, no pay or getting paid for our results. I pointed out that several large carriers have not paid us for exams when they have not received applications from the agents who placed the orders.

Our first conversations with several of these customers have gone well. In fact for the first quarter this has paid off with about $300,000 of additional revenue, revenue we would have lost otherwise. Fixing this continues to be a priority and we expect to make more progress.

As part of this emphasis on getting paid for our work, we have increased prices to non-contract customers by about 6% starting the first of the year. Those increases are holding and as contracts come up for renewal, I'm pleased to say we're having productive conversations with our customers.

The last major initiative is deepening financial discipline across the Company. In this area we have many projects underway. You can see the results in the fact that our SG&A is to do almost $1 million or 6% from the prior year. Mike and I are committed to continue strong expense control.

Going forward you can expect us to continue to focus on these three priorities -- sales and sales management, getting paid for the work we do and deepening our financial discipline. Our employees understand that continued self-expense control is essential. Our customers understand we're committed to improving our accuracy and speed so we can continue to earn their trust and their business. And now I'd like to turn the call over to Mike Shea to review the numbers.

 Mike Shea - Hooper Holmes - SVP, CFO

Thank you, Roy. Good morning everyone. For the first quarter of 2008, our consolidated revenues decreased 5% to $59.1 million compared to $62.4 million in 2007. We had a loss for the quarter of $0.6 million or $0.01 per share compared to a loss of $1.7 million or $0.02 per share in 2007.

Our first quarter 2008 loss includes restructuring and other charges of $1.7 million while the quarter loss for 2007 included restructuring and other charges of $0.5 million. As for revenues for the first quarter our Portamedic revenues decreased approximately 6% to $36.5 million compared to $38.9 million in the first quarter of 2007. This decrease is a result of a reduction in paramedical exams of approximately 11% to partially offset by higher average revenue per exam of 6%.

Infolink reported revenues of $6.6 million, a decrease of 4% compared to $6.9 million in the first quarter of 2007. Heritage Lab's revenues were $4.5 million in the first quarter of 2008 about the same as the prior year. Revenues for our Health & Wellness business totaled $1.9 million up significantly compared to the $0.4 million in the first quarter 2007 as we continued to add new customers.

Underwriting Solutions revenue decreased 23% to $2.9 million primarily due to the loss in volume from one major customer partially offset by revenue from several new clients. Our Claims Evaluation Division reported revenues of $6.7 million, a decline of 15% compared to THE $7.9 million reported in the first quarter of 2007. The decrease was primarily the result of continued declines in independent medical exams ordered by our customers.

Our consolidated gross margin for the first quarter of 2008 was 27.4%, a significant improvement from 24.4% in the prior year. For our Health Information Division, gross margin increased to 27.3% versus 23.9% in the first quarter of '07. Gross margin for our Claims Evaluation Division remained flat in comparison to the prior year at approximately 28.3%.

As for selling, general and administrative expenses, SG&A on a consolidated basis totaled $15.2 million in the first quarter of 2008, a decrease of approximately $0.9 million or 6% from the prior year period. Regarding our balance sheet, working capital at March 31, 2008 was approximately $21.3 million including $5.3 million in cash and cash equivalents and no debt outstanding.

Accounts receivable totaled $32.4 million with days sales outstanding of 49 days. Regarding cash flows, cash used in operations approximated $3.9 million in the first quarter 2008 primarily resulting from an increase in accounts receivable and the payment of several significant special charges. Excluding balance sheet changes, we generated approximately $0.6 million of cash from operations in the first quarter. Capital expenditures for the quarter were approximately $1.4 million. And with that, I will turn the call back to Roy.

 Roy Bubbs - Hooper Holmes - President, CEO

 Thanks, Mike. As we mentioned in the past and as the Board announced in February, we continue to explore all of our strategic options. And that includes investing in our growth businesses, or disposing of certain businesses. We have formed a subcommittee of the Board that is now responsible for the work.

Today, we're focused on sales, on getting paid for the work we do and on deepening our financial discipline. We have made some incremental progress but we're still working on some basic issues as we continue to focus on improving the business. Right now, we're doing everything we can to avoid distraction and unnecessary expense. For that reason, our Board has decided not to retain an investment banker at this present time.

We remain committed to strengthening our Company and that is the major focus of our efforts today. And now, Tim, let's get to our callers' questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS)

 Walter Schenker - Titan Capital Management, LLC - Analyst

 Thank you. I actually have two questions (inaudible) not that big a queue. First of which is it takes time both to initiate and to fully benefit from price increases. The 6% you achieved in the first quarter will likely continue to go up some as we go through the year and more contracts are rolled over at higher prices. That is the first question. And the second question -- well why don't we do the first one?

 Mike Shea - Hooper Holmes - SVP, CFO

 You're correct, Walter. That is our expectation. We did see a 6% year-over-year in Q1 and it is our expectation as we go through the year to hopefully see an increase in that pricing area.

 Walter Schenker - Titan Capital Management, LLC - Analyst

 Secondly, on the wellness side, realizing they're some seasonal patterns etc. but that number and revenue should steadily increase I'm not saying quarter to quarter over the course of the year and be substantially higher by the end of the year on a quarterly basis?

 Mike Shea - Hooper Holmes - SVP, CFO

 Yes, we are expecting that. There is seasonality in that business, you're right. We did about $5 million in revenue in Health & Wellness last year in '07. We would certainly expect that to be significantly higher in '08.

Operator

 Mitra Ramgopal - Sidoti & Company - Analyst

 A couple questions. First if you could just give us a little more detail regarding the restructuring and other charges and should we be expecting more of that as the year progresses?

 Mike Shea - Hooper Holmes - SVP, CFO

 Sure, first on the Q1 special charges you probably saw our 8-K of a couple weeks ago where we talked about the early termination of an agreement which we had with the outside consultants used in our 2006 strategic reviews. We had a $900,000 charge for that in the special charges for the quarter. We also had the former CEO severance in the special charges for the first quarter here of '08. As far as looking forward we're not aware of any special charges in Q2 or anything going forward. However, historically we have had a number of special charges past quarters so I can't comment that we will not have any going forward. I'm not aware of any at this moment.

 Mitra Ramgopal - Sidoti & Company - Analyst

 Okay I don't know if you have a number for the cash flow from operations this quarter?

 Mike Shea - Hooper Holmes - SVP, CFO

Yes, cash flow from operations was a negative $3.9 million. A large part of that was the increase in accounts receivable and some special payments and special charges we had in the previous year. So that is the reason for that. I think it's important to focus on if you take out those balance sheet changes we actually had a positive EBITDA of $610,000 for Q1 excluding balance sheet changes.

 Mitra Ramgopal - Sidoti & Company - Analyst

Thanks, and if we look at the Claims Evaluation Division -- again, we saw a pretty significant decline here looking back the last couple of years. Clearly not showing any signs of picking up. I know you mentioned about looking at strategic alternatives. Is this one area you might sort of reevaluate fiscal you want to be in it?

 Roy Bubbs - Hooper Holmes - President, CEO

 No comment at this time.

 Mitra Ramgopal - Sidoti & Company - Analyst

 Okay thanks again guys.

Operator

 Bradford Evans, Heartland Advisors Inc.

 Bradford Evans - Heartland Advisors Inc. - Analyst

 Sorry just a couple of housekeeping items. I might have missed this from Mike in terms of depreciation and amortization for the quarter?

 Mike Shea - Hooper Holmes - SVP, CFO

 Yes, depreciation for the quarter was approximately $800,000 and amortization was approximately $400,000 -- 1 million 2 in total.

 Bradford Evans - Heartland Advisors Inc. - Analyst

 Stock based compensation?

 Mike Shea - Hooper Holmes - SVP, CFO

 Immaterial, less than $100,000.

 Bradford Evans - Heartland Advisors Inc. - Analyst

Right. I just wanted to I guess delve a little more deeply into the comment you made about -- our respect the need for austerity here in terms of spending. But I guess I'd just love a little bit more background as to the merits or the demerits of not hiring an investment bank at this point to help you in your exploration of strategic alternatives. I understand the cost but what does this say about the Board and the Board's commitment to trying to unlock some value for shareholders here?

 Roy Bubbs - Hooper Holmes - President, CEO

 We're still committed to looking at all strategic alternatives, Brad. My remarks do not say we're not going to hire. We did go through the process and we do know who at the appropriate time we will want to use. We will need to spend a minute more on that. We can't tell you who because the ink isn't dried on any agreement with them but obviously as soon as we did that we'd want to communicate that. But currently, (inaudible) another way we're not ready to move on any strategic alternative that justifies the expense.

 Bradford Evans - Heartland Advisors Inc. - Analyst

Okay well I guess -- again, not to be redundant here but I appreciate the need to control costs but I would urge you to move down the path to hire a bank to help you guys with respect to position the Company for -- to be in a position to unlock some value for shareholders at this point. But anyways, can you just talk about the pricing environment at Portamedic?

 Roy Bubbs - Hooper Holmes - President, CEO

 Help me with the question a little bit more.

 Bradford Evans - Heartland Advisors Inc. - Analyst

 In terms of -- if you would so kind as to discuss your pricing activity either in the quarter, the first half of the year or what your anticipation is for further price increases as we move into the second half of this year?

 Roy Bubbs - Hooper Holmes - President, CEO

 I'll give you a general answer. I can't go too specific for obvious reasons. But we basically have two alternatives. One was getting paid for work we did that for whatever reason we couldn't track down where the bill belonged, that's the no app no pay. As I said in my remarks we have gone to some of the larger opportunities, the issues and we have had very favorable results. And that's in fact affecting our bottom-line very positively as I said I meant an additional $300,000 that historically we would not have seen in the first quarter.

We expect that to continue to stay the same maybe even grow as we continue final review with some other companies. As it pertains to pricing, we put a process -- I mentioned 6% with our non-contract relationships in the marketplace. And we are doing analytical work on each contract customer we have coming up and as each contract comes up we go in with what we believe is fair proposition for both the Company and that company and the insurance company.

So it's really a pricing model in motion based on when contracts come up. (technical difficulty) to change current pricing (inaudible) contracts. We have contractual obligation but we are very aggressive. We're putting a lot of time both from a sales, marketing and from a financial modeling point of view into this to get this corrected and be in a position that we don't slide backwards in future years.

 Bradford Evans - Heartland Advisors Inc. - Analyst

 I guess just to be a little more clear would you characterize the environment in general as being conducive to price increases at Portamedic or not?

 Roy Bubbs - Hooper Holmes - President, CEO

 So far I've not been disappointed.

Operator

 (OPERATOR INSTRUCTIONS)

 Mitra Ramgopal - Sidoti & Company - Analyst

 Just wanted to follow up. If we had to look at the first quarter again with regards the gross margin and SG&A is that a good number to use going forward?

 Mike Shea - Hooper Holmes - SVP, CFO

 Certainly SG&A that is a good number. The gross margin is pretty strong in the first quarter. As you know that is our strongest quarter of the year of in the Portamedic area. So the gross margin is -- you know we could see that percentage decline in the upcoming quarters but the SG&A will remain in line.

Operator

 I'm showing no more questions in queue. Mr. Bubbs?

 Roy Bubbs - Hooper Holmes - President, CEO

 Well if there are no more questions I'd like to thank you for joining us today and we look forward to updating you on our progress in the weeks ahead. Thank you again and have a great weekend.

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